As filed with the Securities and Exchange Commission on May 16, 2005

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASSET ACCEPTANCE CAPITAL CORP.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	80-0076779
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

28405 Van Dyke Avenue, Warren, MI 48093
(Address of Principal Executive Offices) (Zip Code)

Asset Acceptance Capital Corp. 2004 Stock Incentive Plan
(Full Title of the Plan)

Nathaniel F. Bradley IV
President and Chief Executive Officer
28405 Van Dyke Avenue
Warren, Michigan 48093
(586) 939-9600

(Name and Address of Agent for Service)

Telephone number, including area code, of agent for service: (586) 939-9600

CALCULATION OF REGISTRATION FEE

Title of Each		Proposed Maximum	Proposed Maximum	Amount of
Class of Securities	Amount to be	Offering	Aggregate	Registration
To be Registered	Registered	Price Per Share(1)	Offering Price(1)	Fee
Common Stock,	3,700,000	$22.745	$84,156,500	$9,905.22
$0.01 par value

Total

(1)     This calculation is made solely for the purpose of determining the amount of the Registration Fee pursuant to Rules 457(c) and 457(h)(1) under the Securities Act of 1933, as amended, based on the average of the high and low prices for the Common Stock on the Nasdaq National Market on May 13, 2005.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     This Registration Statement (the “Registration Statement”) relates to the issuance of shares of Common Stock of Asset Acceptance Capital Corp., a Delaware corporation (the “Company”), to persons who participate in the Asset Acceptance Capital Corp. 2004 Stock Incentive Plan (the “Plan”).

     The documents containing the information specified in Part I of this Form S-8 (Plan information, Company information and employee plan annual information) will be sent or given to participants as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the “Securities Act”). Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act. These documents, and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of this Form S-8 (Part II hereof), taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation by Reference.

     The following documents filed by the Company with the Commission are incorporated in this Registration Statement by reference:

(a)	The Company’s Annual Report on Form 10-K for the year ended December 31, 2004.

(b)	The Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005.

(c)	The description of the Company’s Common Stock contained in the Company’s Registration Statement on Form 8-A, No. 000-50552, filed on January 20, 2004, under the Securities Exchange Act of 1934, including any amendment or report filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of each such document.

Item 4. Description of Securities.

     Not applicable.

Item 5. Interests of Named Experts and Counsel.

     Not applicable.

Item 6. Indemnification of Directors and Officers.

     The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company provide for indemnification to the full extent permitted by the General Corporation Law of the State of Delaware (the “Delaware Code”), as amended from time to time. Such sections mandate that each person who at any time is, or shall have been, a director or officer of the Company, and is threatened to be or is made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that he is, or was, a director or officer of the Company, or is or has served at the request of the Company as a director or officer of another corporation, limited liability company, partnership, joint venture, trust or other enterprise, shall be indemnified against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any action, suit or proceeding to the full extent permitted under the Delaware Code, as from time to time amended. The Company is also required to pay the reasonable expenses of the directors or officers incurred in defending the proceedings if the indemnified party agrees to repay all amounts advanced by the Company if it is ultimately determined that the indemnified party is not entitled to indemnification. The Amended and Restated Certificate of Incorporation and Amended and Restated Bylaws further provide that the foregoing right of indemnification shall in no way be exclusive of any other rights of indemnification to which such director, officer, employee or agent may be entitled, under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     The Amended Restated Certificate of Incorporation and Amended and Restated Bylaws of the Company also contain a provision eliminating the liability of a director to the Company or its stockholders for breach of fiduciary duty as a director, other than liability (a) for breach of the director’s duty of loyalty to the Company or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware Code, or (d) for any transaction from which the director derived an improper personal benefit.

     The Company maintains directors’ and officers’ liability insurance covering certain liabilities incurred by the directors and officers of the registrant in connection with the performance of their duties.

Item 7. Exemption from Registration Claimed.

     Not applicable.

Item 8. Exhibits.

     The following exhibits are filed with this Registration Statement:

Exhibit
Number	Description
4.1	Asset Acceptance Capital Corp. 2004 Stock Incentive Plan adopted February 2, 2004.

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).

Item 9. Undertakings.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

               (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (h) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Warren, State of Michigan on this 16th day of May, 2005.

ASSET ACCEPTANCE CAPITAL CORP.

By:	/S/ NATHANIEL F. BRADLEY IV

Nathaniel F. Bradley IV
President and Chief Executive Officer

POWER OF ATTORNEY

     Each person whose signature appears below hereby appoints Nathaniel F. Bradley IV and Mark A. Redman, or either of them, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution, for him or her and in his or her name, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement filed by Asset Acceptance Capital Corp. and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on May 16, 2005.

Signature	Title

/S/ NATHANIEL F. BRADLEY IV Nathaniel F. Bradley IV	President and Chief Executive Officer

/S/ MARK A. REDMAN Mark A. Redman	Vice President-Finance and Chief Financial Officer (principal financial officer and principal accounting officer)

/S/ JENNIFER ADAMS Jennifer Adams	Director

/S/ TERRENCE D. DANIELS Terrence D. Daniels	Director

/S/ DONALD HAIDER Donald Haider	Director

/S/ ANTHONY R. IGNACZAK Anthony R. Ignaczak	Director

/S/ WILLIAM I. JACOBS William I. Jacobs	Director

/S/ H. EUGENE LOCKHART H. Eugene Lockhart	Director

/S/ WILLIAM F.. PICKARD William F. Pickard	Director

/S/ RUFUS H. REITZEL, JR. Rufus H. Reitzel, Jr.	Director

EXHIBIT INDEX

Exhibit Number	Description of Exhibit
4.1	Asset Acceptance Capital Corp. 2004 Stock Incentive Plan adopted February 2, 2004.

5.1	Opinion of Dykema Gossett PLLC.

23.1	Consent of Ernst & Young LLP.

23.3	Consent of Dykema Gossett PLLC (contained in Exhibit 5.1).

24.1	Power of Attorney (contained on signature page).